EXHIBIT 12

                                FRED MEYER, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                 Fiscal Year Ending                    40 Weeks Ended
                             ----------------------------------------------------  -----------------------
                                                                                   November 9, November 8,
                               1992        1993      1994       1995        1996      1996       1997
                               ----        ----      ----       ----        ----      ----       ----
                                                                      (In thousands)
Income before tax &          $ 96,170   $120,502   $ 11,561   $ 48,849   $ 94,428   $ 49,853   $ 84,846
extraordinary loss

Add fixed charges              20,875     20,423     28,914     43,743     42,998     33,851     47,822


                             --------   --------   --------   --------   --------   --------   --------
Earnings for computation      117,045    140,925     40,475     92,592    137,426     83,704    132,668
purposes

Fixed charges (interest on
debt, expensed or              21,289     22,112     31,434     47,372     43,119     33,972     48,152
capitalized)
                             --------   --------   --------   --------   --------   --------   --------

Ratio of earnings to fixed
charges                          5.50       6.37       1.29       1.95       3.19       2.46       2.76
                             ========   ========   ========   ========   ========   ========   ========
